Exhibit 10.32

2012 Omnibus Incentive Plan
Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”), effective as of [_____] (the “Award Date”), is made between Edgen Group Inc. (the “Company”) and [_____] (“you” or “your”) pursuant to the Edgen Group Inc. 2012 Omnibus Incentive Plan , as it may be amended from time to time (the “Plan”).

1.             Issuance of Restricted Stock.  The Company hereby grants you ___ shares of restricted Class A Common Stock of the Company, par value $0.0001 per share (the “Restricted  Stock” or the “Award”) , on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

2.             Incorporation of Plan; Capitalized Terms.  The Award is subject to the applicable terms and conditions of this Agreement and the applicable terms and conditions of the Plan, which terms and conditions are incorporated herein by reference, and in the event of any contradiction, distinction, or difference between this Agreement and the terms of the Plan, the terms of the Plan will control.  All capitalized terms used herein have the meanings set forth herein, or in the Plan, as applicable.

3.             Vesting; Forfeiture.

(a)           Vesting Schedule.  Subject to your continued employment or other service with the Company or its Subsidiaries through the applicable vesting date, and subject to any other restrictions set forth in this Agreement and/or the Plan, one-third of the Restricted Stock shall vest on each of the following dates:  [_____],[_____], and [_____].  The Company shall have the right to resolve any rounding issues arising out of the foregoing vesting schedule in its sole discretion.

(b)           Acceleration of Vesting.  Unvested Restricted Stock shall immediately vest upon the date of your (i) death, (ii) Disability, or (iii) Retirement, subject to any additional limitations necessary to ensure that the Award is not subject to interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.   For purposes of this Section 3(b), "Retirement" shall mean termination of employment or other service with the Company or its Subsidiaries for any reason other than for Cause at or after your attainment of age sixty-five (65).

(c)           Forfeiture Upon Termination of Employment.  Except as provided in Section 3(b) herein or as otherwise determined by the Committee in writing, should your employment or other service with the Company or its Subsidiaries terminate for any reason before any portion of the Award vests, the unvested portion of the Award shall be forfeited by you and cancelled and surrendered to the Company without payment of any consideration to you.  In the event your employment or other service with the Company and its Subsidiaries is terminated for Cause, you shall be entitled to retain, and shall not forfeit, any Restricted Stock that shall have vested prior to the date of your termination of employment or other service. Notwithstanding anything herein or in the Plan to the contrary, no portion of the Award shall continue to vest after notice of termination of your employment or other service unless the Committee specifically notifies you in writing that such vesting shall continue.

(d)           Clawback.  If you are a named executive officer (or executive officer) of the Company or its Subsidiaries, the Common Stock you receive under this Award will be, in addition to any other remedies available to the Company, subject to clawback in the event any vesting was predicated upon achieving certain financial results that were subsequently reduced as the result of restatement of the Company’s financial statements filed with the Securities and Exchange Commission, and a lower vesting percentage would have applied to you pursuant to the Award based upon the restated financial results. In any such instance, the Company shall, to the extent practicable, seek to recover from you the portion of the Award that would not have vested (and, if any portion of such Award that would not have vested shall have been transferred or sold in exchange for any proceeds, such proceeds) based on the restated financial results. The Company’s right of recovery in such instance applies to both the vested and unvested portion of the Award.

4.             Transfer Restrictions.  Your transfer or assignment of the Award and underlying Restricted Stock is restricted as provided in the Plan.  You may sell, transfer, assign, or dispose of vested Restricted Stock, provided that you comply with (i) applicable securities laws, (ii) the Company’s Insider Trading Policy, as applicable, and (iii) any obligation(s) you may owe to the Company or its Subsidiaries in regards to your ownership (and/or assignment or transfer) of equity securities of the Company, whether such obligation arises under an agreement or contract with the Company or its Subsidiaries, or pursuant to a Company policy to which you are bound.

5.             Rights as a Stockholder.

(a)           Ownership.  Subject to the restrictions set forth in the Plan and in this Agreement, you shall possess all incidents of ownership of the Restricted Stock (whether or not vested), including, without limitation, (i) the right to vote such shares of Restricted Stock; (ii) subject to Section 5(b), the right to receive dividends with respect to such shares of Restricted Stock (but only to the extent declared and paid to holders of Common Stock by the Company, in its sole discretion); provided, however, that any such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Stock.

(b)           Dividends.  Any dividends with respect to unvested Restricted Stock (whether such dividends are paid in cash, stock or other property) (i) shall be subject to the same restrictions (including the risk of forfeiture) as the Restricted Stock with regard to which they are issued; (ii) may be held by the Company on your behalf prior to vesting; and (iii) if so held by the Company, shall be paid or otherwise released to you, without interest, only after the vesting of the Restricted Stock with regard to which the dividends were issued. If dividends are released to you prior to the vesting of the Restricted Stock with regard to which they were issued, and such Restricted Stock fails to vest and/or is forfeited for any reason, you shall return or repay such dividends to the Company, without interest, promptly following the forfeiture event.

6.             Certificate; Book Entry Form; Delivery.  The Company may at its election either (i) issue a certificate representing the Restricted Stock subject to this Agreement and place a legend and stop transfer notice describing the restrictions on and forfeitability of such Restricted Stock on such certificate, in which case the Company may retain such certificates unless and until the Restricted Stock represented by such certificate, or portion thereof, has vested and may cancel such certificate if and to the extent that the Restricted Stock, or portion thereof, is forfeited or otherwise required to be transferred back to the Company, or (ii) not issue any certificate representing the Restricted Stock subject to this Agreement and instead document your interest in the Restricted Stock by registering the shares with the Company's transfer agent (or another custodian selected by the Company) in book entry form in your name with the applicable restrictions noted in the book entry system, in which case no certificate(s) representing all or a part of the Restricted Stock will be issued unless and until the Restricted Stock, or portion thereof, shall have become vested, and then, only in the event you specifically request, in writing, that the Company issue a certificate to you for such vested Restricted Stock.  Unless you otherwise request after vesting, the vested Restricted Stock will remain registered in your name with the Company’s transfer agent in book entry form; provided that the legend and stop transfer notice describing the restrictions on and forfeitability of such vested Restricted Stock will be removed.  The Company may provide a reasonable delay in the issuance or delivery of vested shares of Restricted Stock as it determines appropriate to address tax withholding and other administrative matters.

7.             Certain Tax Elections; Payment of Taxes.

(a)           For Residents of the United Kingdom.  IF YOU ARE RESIDENT IN THE UNITED KINGDOM AT THE TIME OF THE GRANT OF THE AWARD, you may make a valid, timely election, in the proscribed format and jointly with your employer to include in your current year income, the "Unrestricted Market Value" (as that term is defined in Section 428(2) of the Income Tax (Earnings and Pensions) Act of 2003 (“ITEPA 2003”)), as of the date hereof, of the Award, pursuant to Section 431 of ITEPA 2003.  The election under Section 431 of ITEPA 2003 disapplies the provisions of Chapter 2 of Part 7 of ITEPA 2003 such that the existence of restrictions attaching to the Award (including the possibility of forfeiture) is disregarded when calculating the value of the Award when awarded.  Should you make such an election, you must promptly furnish a copy of the election to the Company. For the purpose of such election, the Unrestricted Market Value of your Award as of the date of the Award is $______  per share.

(b)           Section 83(b) Election.  IF YOUR INCOME IS SUBJECT TO TAX IN THE UNITED STATES, you may make a valid, timely election to include in your current year income the fair market value, as of the effective date of the Award, pursuant to U.S. Code Section 83(b) and the regulations thereunder.  A form of election pursuant to U.S. Code Section 83(b) is attached hereto on Schedule A.  Upon making such election, you must promptly furnish a copy of the election to the Company, and you must make appropriate arrangements with the Company or its designated representative for payment of the amount of any federal, state, or local income or other taxes determined by the Company or its designated representative to be due in connection with such election.

(c)           Independent Tax Advice.   If neither United Kingdom nor U.S. taxation applies to your Award or the vesting of the Restricted Stock subject to the Award, you are encouraged to consult with your tax advisor to determine the possible income tax effects of the grant of the Award and/or vesting of such Restricted Stock, and any appropriate action suggested for your specific situation.

If you choose not to make a valid election under U.S. Code Section 83(b), Section 431 of ITEPA 2003, or under other applicable tax law, you shall make appropriate arrangements with the Company or its designated representative at the time of any vesting of any portion of the Restricted Stock for payment of the amount of any federal, state, or local income or other taxes determined by the Company or its designated representative to be due in connection with such vested Restricted Stock.

Determination of the actual tax consequences from your election or failure to make such an election under Section 431 of ITEPA 2003 or U.S. Code Section 83(b), or any other laws, as applicable, is complicated and depends, in part, on your specific situation, and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are encouraged to consult with your tax advisor as to effects of such elections.  THE COMPANY SHALL BEAR NO RESPONSIBILITY OR LIABILITY FOR ANY ADVERSE TAX CONSEQUENCES RESULTING FROM YOUR SECTION 431 OF ITEPA 2003 ELECTION OR YOUR U.S. CODE SECTION 83(b) ELECTION OR YOUR FAILURE TO MAKE ANY APPROPRIATE TAX ELECTION(S) OR YOUR FAILURE TO MAKE SUCH ELECTION(S) IN A TIMELY MANNER.

By accepting this Agreement, you acknowledge and agree that you have either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Restricted Stock in light of your specific situation or that you have had the opportunity to consult with such a tax advisor and have chosen not to do so.

(d)           Payment of Taxes.  At the time (i) you make a timely U.S. Code Section 83(b) and/or Section 431 of ITEPA 2003 election, as applicable, if you choose to make such an election, and/or (ii) your Restricted Stock vests, you must make appropriate arrangements with the Company or its designated representative in advance concerning payment of any taxes that may be due with respect to such Restricted Stock.  Examples of acceptable arrangements for tax payments include, but are not limited to, the following:  (i) a cash payment at time of election/vesting; (ii) the cashless exchange of Restricted Stock upon vesting to cover any withholding taxes due; and/or (iii) the execution of a separate written agreement with the Company or its Subsidiaries whereby you will authorize that deductions be made from each payroll payment over a limited time to cover such tax withholdings. In addition, the Company may enter into arrangements with third-party stock plan service providers, and these service providers may offer an option for you to elect that shares of Restricted Stock be concurrently sold to cover the amount of such tax withholdings. You will be advised separately by the Company if and when such services are available to you. You shall not be entitled to any Restricted Stock or dividends on any Restricted Stock, nor shall the Company be obligated to deliver any unrestricted shares upon vesting, until all such tax obligations have been satisfied in full.

You are encouraged to explore with your tax advisor which payment method is most appropriate for your situation.

8.             Restrictive Covenants.  By entering into this Agreement and accepting the Award, you are obligated to comply with the restrictive covenants set forth in Section 9 of the Plan, except as provided further in this Section 8, which covenants apply to your activities and actions during your employment or other service and after termination of your employment or other service with the Company or a Subsidiary as set forth in the Plan.  Provided you are not a party to any other agreement, contract, or other relationship with the Company or its Subsidiaries whereby you have agreed to non-competition covenants in favor of the Company or its Subsidiaries, the Committee will waive compliance by you with the non-competition covenants set forth in Section 9.2 and 9.3(iii) of the Plan. Nothing herein shall negate or supersede any other non-competition covenants, agreement, contract, or other relationship between you and the Company or its Subsidiaries, nor shall this provision affect your obligation to strictly comply with other restrictive covenants stated in the Plan.

9.             General Provisions.

(a)           Securities Laws Compliance.  The Company may impose any conditions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws and other laws.  The Company shall not be obligated to issue or deliver any shares of Restricted Stock if such action violates any provision of any applicable law or regulation of any governmental authority or national securities exchange.

(b)           Committee Authority.  The Committee may amend the terms of this Agreement to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this Agreement or the Plan shall be final and conclusive when made by the Committee in good faith.

(c)           No Right to Continued Employment or Future Awards.  Nothing in this Agreement shall confer on you the right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your employment or other service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company or any of its Subsidiaries. Furthermore, this Award does not guarantee you the right to or expectation of future Awards under the Plan or any future Plan adopted by the Company or its Subsidiaries.

(d)           Successors and Assigns.  The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof; provided, however, notwithstanding the foregoing, your rights and obligations hereunder are personal to you and may not be assigned or transferred by you.

(e)           No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

(f)          Undertaking.  You agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on either you or the Award pursuant to the express provisions of this Agreement.  For example, if you relocate to another country, you agree, to the extent the Company deems it necessary and advisable for compliance with local law or to otherwise facilitate administration of the Plan, to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing, subject to applicable law.

(g)           Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and conditions of the Plan.  By accepting this Award, you acknowledge that you are relying solely on the terms and provisions of this Agreement and the Plan and not on any verbal or other communications by the Company.

(h)           Governing Law.  All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement and the terms and conditions of your Award shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

(i)            Data Privacy.  As an essential term of this Agreement, you consent to the collection, use, and transfer, in electronic or other form, of personal data as described in this Agreement for the exclusive purpose of implementing, administering, and managing your participation in the Plan.  By entering into this Agreement and accepting the Award, you acknowledge that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, taxpayer identification number, social insurance number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock or directorships held in the Company, and details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan ("Data").  You acknowledge that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and you authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you or the Company may elect to deposit any shares of stock acquired under the Award. You acknowledge that Data may be held only as long as is necessary to implement, administer and manage your participation in the Plan as determined by the Company, and that you may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided, however, that refusing or withdrawing your consent may adversely affect your ability to participate in the Plan.

(j)           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout your term of employment or other service with the Company or its Subsidiaries and thereafter until withdrawn in writing by you.

(k)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  For purposes hereof, facsimile and electronically scanned copies hereof and facsimile and electronically scanned signatures hereof shall be authorized and deemed effective.

(l)           Severability. If any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(m)           Bound by Plan.  By entering into this Agreement, you acknowledge that you have received and reviewed the Plan and that you agree to be bound by the terms of the Plan with amendments specifically stated in this Agreement.

(n)           Deliveries.  Please sign below and return a copy of this executed Agreement together with a signed copy of your tax election form, if applicable, and evidence of your arrangement for payment of any withholding payments, if applicable, to the following address:

Legal Department
Edgen Group Inc.
18444 Highland Road
Baton Rouge, Louisiana 70809

Should you have any questions concerning this Award or the Plan, please contact Joell Keller at (225) 756-9868.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Award Date.

EDGEN GROUP INC.

By:
Name:
Title:

____________________________________
[_____]

Enclosures:

1.           Copy of 2012 Omnibus Incentive Plan

2.           Schedule A – Section 83(b) Election Form

Schedule A

Restricted Stock Award Agreement

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF PROPERTY
PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

SHOULD YOU DECIDE TO MAKE THIS ELECTION, THIS ELECTION MUST BE SUBMITTED TO THE IRS NO LATER THAN THIRTY (30) DAYS AFTER THE DATE OF AWARD, AND A COPY OF YOUR ELECTION MUST BE FILED WITH YOUR TAX RETURN FOR THE YEAR OF AWARD.  A COPY OF THIS ELECTION MUST ALSO BE PROVIDED TO THE COMPANY CONCURRENTLY WITH YOUR SUBMITTAL TO THE IRS.

The undersigned hereby elects under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the property described below to include in gross income the excess (if any) of the fair market value of the property at the time of transfer (determined without regard to any lapse restriction) over the amount paid for such property (if any), as compensation for services, and supplies the following information in accordance with Treasury Regulation Section 1.83-2(e):

1.           Name, address and social security number of the undersigned:

Name:

Address:

Social Security Number:

2.           Description of property with respect to which the election is being made:

The property with respect to which this election is being made is ________ shares of restricted Class A common stock (the “Property”) of Edgen Group Inc., a Delaware corporation (the “Company”).

3.           Date on which the property was transferred:  [_____].

4.           Taxable year to which this election relates: [_____].

5.           Nature of the restrictions to which the property is subject:

In general, the Property is unvested and will become vested over three years, subject to the taxpayer’s continued employment or other service with the Company or its Subsidiaries.  Unvested shares of the Property are forfeited upon the taxpayer’s termination of employment or other service.

6.           Fair market value of the Property:

The total fair market value of the Property at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) was $____.

7.           Amount paid for the property:

The amount paid by the taxpayer for the Property is $0.00.

8.           Furnishing statement to service recipient:

A copy of this election has been furnished to the Company.

Signed:

Print Name:

Dated: